SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

                          Filed by the Registrant |X|
                 Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                           General Bearing Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No Fee Required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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      2.    Aggregate number of securities to which transaction applies:

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      3.    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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      4.    Proposed maximum aggregate value transaction:

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      5.    Total fee paid:

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|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

      1.    Amount previously paid:

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

                           GENERAL BEARING CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JULY 25, 2000

To the Stockholders of General Bearing Corporation:

      NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Stockholders (the "Meeting") of GENERAL BEARING CORPORATION, a Delaware corporation (the "Company"), will be held on Tuesday, July 25, 2000 at 10:00 a.m., local time, at the Company's principal executive offices at 44 High Street, West Nyack, New York 10994 to consider and act upon the following:

      1. The election of six directors to serve until the 2001 Annual Meeting of Stockholders or until their successors have been duly elected and qualified;

      2. The ratification of the appointment of BDO Seidman, LLP as independent auditors of the Company and its subsidiaries for the fiscal year ending January 1, 2001; and

      3. The transaction of such other business as may properly come before the Meeting and at any adjournment or adjournments thereof.

      Only holders of record of the Company's common stock, par value $.01 per share, at the close of business on May 31, 2000, which has been fixed as the record date for the Meeting, shall be entitled to notice of, and to vote at, the Meeting and any adjournment or adjournments thereof.

      Stockholders are cordially invited to attend the Meeting in person. Whether or not you plan to attend the Meeting, please sign and date the enclosed proxy card and mail it promptly in the enclosed envelope to ensure that your shares are represented at the Meeting. Stockholders who attend the Meeting may vote their shares personally, even though they have sent in their proxies.

                                             By Order of the Board of Directors


                                             David L. Gussack
                                             President

June 19, 2000

                                    IMPORTANT

THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

                          GENERAL BEARING CORPORATION

                                 PROXY STATEMENT
                       2000 Annual Meeting of Stockholders
                                  July 25, 2000

                                     GENERAL

      This Proxy Statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of GENERAL BEARING CORPORATION, a Delaware corporation (the "Company"), to be voted at the 2000 Annual Meeting of Stockholders of the Company (the "Meeting") which will be held at the Company's principal executive offices at 44 High Street, West Nyack, New York 10994, on July 25, 2000, at 10:00 a.m., local time, and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and in this Proxy Statement.

      The principal executive offices of the Company are located at 44 High Street, West Nyack, New York 10994. The approximate date on which this Proxy Statement and accompanying Proxy will first be sent or given to stockholders is June 19, 2000.

                       VOTING SECURITIES AND VOTE REQUIRED

      Stockholders of record as of the close of business on May 31, 2000 (the "Record Date") will be entitled to notice of, and to vote at, the Meeting and at any adjournment or adjournments thereof. On the Record Date, there were 3,932,950 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), outstanding. There was no other class of voting securities of the Company outstanding on such date. Each holder of Common Stock is entitled to one vote for each share held by such holder. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock of the Corporation issued and outstanding and entitled to vote is necessary to constitute a quorum at the Meeting. The election of directors of the Company and the ratification of the appointment of the Company's auditors require the affirmative vote of a majority of the outstanding shares of Common Stock voting at the Meeting or at any adjournment or adjournments thereof.

      Under the rules promulgated by the Securities and Exchange Commission, boxes and a designated blank space are provided on the proxy card for stockholders to mark if they wish to withhold authority to vote for any one or more of the six nominees for directors. Votes withheld in connection with the election of any one or more of the six of the nominees for directors will be counted as votes cast against such individuals and will be counted toward the presence of a quorum for the transaction of business at the Meeting. If no direction is indicated, the proxy will be voted for the election of the nominees for directors. Under the rules of the National Association of Securities Dealers, Inc., a broker "non-vote" has no effect on the outcome of the election of directors or the establishment of a quorum for such election. The form of proxy does not provide for abstentions with respect to the election of directors; however, a stockholder present at the Meeting may abstain with respect to such election. The treatment of abstentions and broker "non-votes" with respect to the election of directors is consistent with applicable Delaware law and the Company's By-Laws. Abstentions are counted in tabulations of the votes cast on proposals presented to the stockholders and have the same legal effect as a vote against a particular proposal (other than the election of directors). Broker "non-votes" are not taken into account for purposes of determining whether a proposal has been approved by the requisite stockholder vote.

                                VOTING OF PROXIES

      A Proxy, in the accompanying form, which is properly executed, duly returned to the Company and not revoked will be voted in accordance with the instructions contained therein. If no specification is indicated on the Proxy, the shares represented thereby will be voted (i) FOR the election of the six nominees as directors; (ii) FOR ratification of the appointment of the Company's auditors; and (iii) in accordance with the judgment of the person or persons voting the proxies on any other matter that may be properly brought before the Meeting or any adjournment or adjournments thereof. Each such Proxy granted may be revoked at any time thereafter by execution and delivery of a subsequent Proxy or by attendance and voting in person at the Meeting, except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such Proxy.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

      The following table sets forth, as of June 1, 2000, certain information concerning the beneficial ownership of Common Stock as to each director and current executive officer of the Company, and each person who, to the Company's knowledge, beneficially owns more than 5% of the outstanding Common Stock of the Company.

                                                     NUMBER OF
                                                     SHARES
NAME AND ADDRESS OF                                  BENEFICIALLY            PERCENTAGE OF SHARES
BENEFICIAL OWNER                                     OWNED (1)               BENEFICIALLY OWNED(1)
----------------                                     ------------------      ---------------------

World Machinery Company............                  2,950,000(2)            74.8%
 44 High Street, West Nyack, New York 10994

Seymour I. Gussack.................                  2,969,950(3)(4)         75.3%

David L. Gussack...................                  3,009,050(3)(4)         75.5%

Nina M. Gussack....................                     11,750(4)            *

Robert E. Baruc....................                      6,250               *

William F. Kurtz...................                      8,000               *

Barry A. Morris....................                      3,500               *

Barbara M. Henagan.................                      3,250               *

Peter Barotz.......................                      4,500*

Alistair Crannis...................                      4,000*

Joseph J. Hoo......................                     11,000(5)            *

All Directors and Executive
 Officers as a Group ( 8 Persons)..                  2,987,200               75.8

* Less than 1%

(1) Pursuant to Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security whether through a contract, arrangement, understanding, relationship or otherwise. All figures include fully vested, immediately exercisable options.

(2) Seymour I. Gussack, the Company's Chairman of the Board, David L. Gussack, the Company's President and Nina M. Gussack, a Director of the Company own or control approximately 13.8%, 18.0% and 18.0%, respectively, of the Common Stock of World. Family members of Seymour I. Gussack, David L. Gussack and Nina M. Gussack own or control an additional approximately 28.5% of the stock of World. The Estate of Harold S. Geneen, a former Director of the Company, and Joseph J. Hoo, Vice President - Advanced Technology and China Affairs of the Company, own approximately 19.6% and 2.0% of the Common Stock of World, respectively.

(3) Includes for each of Seymour I. Gussack and David L. Gussack, 2,950,000 shares beneficially owned by World. Seymour I. Gussack and David L. Gussack are the two directors of World and each may be deemed to share with the other the power to vote and dispose of the shares owned by that corporation. Seymour I. Gussack and David L. Gussack disclaim beneficial ownership of the shares of Common Stock owned by World.

(4) Includes 5,000 shares of Common Stock owned by Realty over which Seymour I. Gussack, David L. Gussack, and Nina M. Gussack as general partners of Realty, may be deemed to share the power to vote and dispose of. Each of Seymour I. Gussack, David L. Gussack and Nina M. Gussack disclaim beneficial ownership of the shares of Common Stock owned by Realty.

(5) Excludes shares of the Company owned by World of which Joseph J. Hoo owns 2% of the Common Stock. Joseph J. Hoo disclaims beneficial ownership of the shares of Company Common Stock owned by World.

                                   PROPOSAL I

                              ELECTION OF DIRECTORS

      A total of six directors are to be elected at the Meeting by the holders of the Common Stock to serve until the 2001 Annual Meeting of Stockholders or until their successors have been elected and qualified. Presently, the Directors are Seymour I. Gussack, David L. Gussack, Barbara M. Henagan, Robert E. Baruc, Peter Barotz and Nina M. Gussack and their terms expire at the Meeting. The Board of Directors recommends the re-election of all of the six current Directors as new Directors to serve until the 2001 Annual Meeting of Stockholders or until their successors have been elected and qualified. Should any of the nominees not remain a candidate for election at the date of the Meeting (which contingency is not now contemplated or foreseen by the Board of Directors), proxies solicited thereunder will be voted in favor of those nominees who do remain candidates and may be voted for substitute nominees selected by the Board of Directors. Assuming a quorum is present, a vote of a majority of the shares present, in person or by proxy, at the Meeting is required to elect each of the nominees as a director in accordance with the Company's By-Laws.

      In 1999 there were four (4) meetings of the Board of Directors of the Company. The Compensation/Stock Option Committee met once during that period. The Audit Committee of the Board of Directors did not meet separately from the Board or act by consent during the fiscal year ended January 1, 2000. All directors attended 75% or more of the meetings of the Board of Directors.

      Set forth below are the names, ages and positions of the current Iirectors, all of whom are nominees for directors to serve until the 2001 Annual Meeting of Stockholders or until their successors have been elected and qualified, and executive officers of the Company:

      The directors and executive officers of the Company are as follows:

        NAME              AGE     POSITION
        ----              ---     --------

   Seymour I. Gussack.....76      Chairman of the Board of Directors
   David L. Gussack.......42      President and Director
   Robert E. Baruc........48      Director
   Peter Barotz...........72      Director
   Nina M. Gussack........44      Director
   Barbara M. Henagan.....41      Director
   Alistair G. Crannis....52      Vice President - Sales & Marketing
   William F. Kurtz.......41      Vice President - Director of Operations
   Joseph J. Hoo..........65      Vice President - Advanced Technology and China Affairs
   Barry A. Morris........45      Chief Financial Officer

      Set forth below is certain additional information with respect to the Directors and executive officers.

      SEYMOUR I. GUSSACK founded the Company in 1958 and has served as Chairman of the Board of Directors and a Director of the Company since its formation. Seymour I. Gussack is also the Chairman of the Board of Directors and a Director of World and a partner of Realty. See "Certain Relationships and Related Transactions" and "Principal Stockholders." Seymour I. Gussack's son is David

L. Gussack, President of the Company and a Director and his daughter is Nina M. Gussack, also a Director of the Company.

      DAVID L. GUSSACK became President of the Company in 1993 and has been a Director of the Company since 1987. David L. Gussack has held various positions with the Company since 1979, including Executive Vice President from 1991 to 1992, General Manager of the OEM Division from 1988 to 1990, Supervisor and Coordinator, Hyatt Absorption Project from 1987 to 1988, Plant Manager from 1986 to 1987, Office Facilities Manager from 1985 to 1986, and Manager of Special Projects from 1983 to 1985. David L. Gussack is a partner of Realty. See "Certain Relationships and Related Transactions." David L. Gussack is a graduate of the University of Pennsylvania. David L. Gussack's father is Seymour I. Gussack, Chairman of the Board of Directors of the Company and his sister is Nina M. Gussack, a Director of the Company.

      ALISTAIR G. CRANNIS has served as Vice President - Sales & Marketing since June 1999. Mr. Crannis was General Manager - OEM Division of the Company from January 1997 to June 1999. Prior to joining the Company, Mr. Crannis served as President of RHP Bearings, Inc., the U.S. subsidiary of RHP Bearing Ltd. United Kingdom. He holds a B.S. Industrial Engineering Degree from the University of Hartfordshire in England.

      WILLIAM F. KURTZ has served as Vice President - Director of Operations since 1997. He served as Vice President - Technical Services of the Company from 1993 to 1997. Mr. Kurtz was Chief Engineer of the Company from 1989 to 1993 and Senior Project Engineer of the Company from 1988 to 1989. He is a graduate of Manhattan College (B.E. and M.E. in Mechanical Engineering) and a licensed professional engineer.

      JOSEPH J. HOO has served as Vice President - Advanced Technology and China Affairs of the Company since August 1995. Mr. Hoo served as General Manager, Industrial Products Division, from 1991 to 1995 and as Chief Metallurgist from 1987 to 1991. Mr. Hoo is a graduate of the National University of Japan (B.S. in Engineering) and University of Michigan (M.S.E. in Metallurgy and Engineering).

      BARRY A. MORRIS was appointed Chief Financial Officer of the Company in July 1998. Prior to joining the Company, Mr. Morris served as Director of Financial Services at the U.S. headquarters of BTR, plc, United Kingdom. He holds a Master of Business Administration from the University of Connecticut and a B.S. in Accounting from American International College.

      ROBERT E. BARUC has been a Director of the Company since February 1997. Since January 1999, Mr. Baruc has been Co-President of Unapix Entertainment, Inc., an independent distributor of film and television programming. From April 1994 to December 1998, Mr. Baruc was an Executive Vice President of Unapix Entertainment, Inc. Since September 1999, he has been the Chief Executive Officer of A-Pix Entertainment, Inc. From August 1993 to August 1999, he was the President and Chief Executive Officer of A-Pix Entertainment, Inc. From December 1992 to August 1993, Mr. Baruc was President of Triboro Entertainment Group, a company engaged principally in home video distribution. From January 1991 to December 1992, Mr. Baruc primarily acted as an independent consultant to the entertainment industry. He is the son-in-law of Seymour I. Gussack and the brother-in-law of David L. Gussack and Nina M. Gussack.

      PETER BAROTZ has been a Director of the Company since December 30, 1997. For the past 25 years, Mr. Barotz has been the President of Panda Capital Corporation.

      NINA M. GUSSACK has been a Director of the Company since February 1997. Ms. Gussack has been litigation partner at the law firm of Pepper Hamilton LLP in Philadelphia, Pennsylvania since 1987. She is a graduate of the University of Pennsylvania (B.S. in History and M.S. in Secondary Education) and Villanova University School of Law (J.D.). She is a member of the Pennsylvania bar. She is the daughter of Seymour I. Gussack and the sister of David L. Gussack.

      BARBARA M. HENAGAN was elected a Director of the Company on March 30, 1999. Mrs. Henagan is presently Managing Director of Linx Partners. Previously Ms. Henagan was Senior Managing Director of Bradford Ventures Ltd. She is also a Director of Hampton Industries, V-Span, Inc. and Batteries Batteries, Inc. Mrs. Henagan is a graduate of Princeton University and Columbia University's MBA program.

      Directors hold office until the next annual meeting of stockholders following their election, or until their successors are elected and qualified. Officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors.

      The standing committees of the Board of Directors are the Audit Committee and the Compensation/Stock Option Committee.

      The Audit Committee of the Board of Directors consists of three directors, David L. Gussack, Robert E. Baruc and Barbara M. Henagan. In 1999, Audit Committee's function was to review and report to the Board of Directors with respect to the selection and the terms of engagement of the Company's independent public accountants, and to maintain communications among the Board of Directors, such independent public accountants, and the Company's internal accounting staff with respect to accounting and audit procedures, the implementation of recommendations by such independent public accountants, the adequacy of the Company's internal controls and related matters. The Audit Committee also reviews certain related party transactions and any potential conflict of interest situations involving officers, directors or stockholders beneficially owning more than 10% of any class of equity security of the Company. Pursuant to recent NASD rule changes, on May 26th, 2000, the Board of Directors adopted an audit committee charter designating other functions to be performed by the audit committee.

      The Compensation/Stock Option Committee consists of Messrs. Peter Barotz and Robert E. Baruc, each of whom was an independent Director in 1999. The Compensation/Stock Option Committee's function is to review and approve annual salaries and bonuses for all employees with salaries in excess of $100,000 and review, approve and recommend to the Board of Directors the terms and conditions of all employee benefit plans or changes thereto, including the granting of stock options pursuant to the Company's 1996 Option Plan.

                           SUMMARY COMPENSATION TABLE

      The following table sets forth the aggregate compensation paid for services rendered in all capacities to the Company's most highly compensated executive officers during the fiscal year ended January 1, 2000:

                                     ANNUAL
                                  COMPENSATION(1)                  LONG-TERM COMPENSATION
-----------------------------------------------------------------------------------------------------------
                                                                   Restricted
     Name and                        Fiscal   Salary      Bonus      Stock       Stock          All Other
Principal Position                   Year       $           $        Awards     Options#      Compensation
-----------------------------------------------------------------------------------------------------------
David L. Gussack, President         1999      221,927     75,133       --        20,000 (2)         --
                                    1998      181,981     10,379       --        20,000             --
                                    1997      177,151     14,955       --        45,000          207,589 (3)
Alistair G. Crannis, VP Sales &
    Marketing                       1999*     133,356     19,401       --        10,000 (2)         --
Barry A. Morris, Chief Financial
    Officer                         1999*     120,000     18,462       --        10,000 (2)         --
Joseph J. Hoo, V.P. Advanced
    Technology & China Affairs      1999*     118,680     16,604       --         5,000 (2)         --
William F. Kurtz, V.P. Director
    of Operations                   1999*     101,694     15,341       --         5,000 (2)         --

* Fiscal 1999 was the first year of reportable compensation.

   (1) Perquisites and other personal benefits are not included because they do not exceed the lesser of $50,000 or 10% of the total base salary and annual bonus for the named executive officer.
   (2) Repricing.
   (3) Represents deferred compensation.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option
Values

                                                           Number of
                                                          Securities         Value of
                                                          Underlying      Unexercised In-
                                                          Unexercised        the-Money
                                                          Options at        Options at
                                                        January 1, 2000   January 1, 2000
                                                       ----------------- -----------------
                    Shares Acquired
                      on Exercise     Value Realized     Exercisable/      Exercisable/
       Name                #                 $           Unexercisable     Unexercisable
------------------ ----------------- ----------------- ----------------- -----------------
David L Gussack            0                 0           27,500 / 37,500        N/A

Alistair G. Crannis        0                 0            2,000 /  8,000        N/A

Barry A. Morris            0                 0            2,500 /  7,500        N/A

Joseph J. Hoo              0                 0            7,000 / 13,000        N/A

                                                           Number of
                                                          Securities         Value of
                                                          Underlying      Unexercised In-
                                                          Unexercised        the-Money
                                                          Options at        Options at
                                                        January 1, 2000   January 1, 2000
                                                       ----------------- -----------------
                    Shares Acquired
                      on Exercise     Value Realized     Exercisable/      Exercisable/
       Name                #                 $           Unexercisable     Unexercisable
------------------ ----------------- ----------------- ----------------- -----------------
William F. Kurtz           0                 0            4,800 / 10,000        N/A

Compensation of Directors

   Standard Arrangements:
   All fees described herein are for non-management directors only.

        a. Meeting attendance fee - $1,000 for actual physical attendance or $500 if attendance is by telephone.

        b. Committee meeting attendance fee - $500 fee per director unless the committee meets immediately before or after a board meeting in which case the fee will be $250. Fees are halved for telephone attendance.

        c. Stock grant - 2,000 shares per director per year will be issued at calendar year end for the year served. The intent of this specific quantity is to approximate $12,000 - $15,000 in value. It may be changed annually to reflect this goal.

        d. Each member of the board shall receive an option for 5,000 shares (at the then market price) when joining the board.

Other Arrangements (1):

In 1999, Seymour I. Gussack, Chairman of the Board of Directors, received salary of $208,695 and bonus of $41,023.

Repricing of Options: Certain stock options previously granted were repriced during Fiscal 1999. It was the opinion of both the management and the Board of Directors of the Company that all stock options, granted to both executive officers and other employees, priced at either $12.88 or $8.75, be repriced to the market price of the stock at the time of the repricing.

The following table sets forth the information concerning all repricings of options held by executive officers during the last completed fiscal year.

                                      Number of
                                      Securities    Market                            Length of
                                      Underlying     Price     Exercise               Original
                                       Options/   of Stock at  Price at              Option Term
                                         SARs       Time of     Time of             Remaining at
                                       Repriced    Repricing   Repricing     New       Date of
                                          or          or          or      Exercise  Repricing or
                                        Amended    Amendment   Amendment    Price     Amendment
Name                           Date       (#)         ($)         ($)        ($)       (Years)
---------------------------  ------- ----------- ----------- ----------- --------- -------------
David L. Gussack, President   2/1/99    20,000       $7.00      $12.88      $7.00        9.2

Alistair G. Crannis, V.P.
Sales & Marketing             2/1/99    10,000       $7.00      $12.88      $7.00        9.2

Barry A. Morris, Chief
Financial Officer             2/1/99    10,000       $7.00       $8.75      $7.00        9.5

Joseph J. Hoo, V.P. Advanced
Technology &China Affairs     2/1/99     5,000       $7.00      $12.88      $7.00        9.2

William F. Kurtz, V.P.
Director of Operations        2/1/99     5,000       $7.00      $12.88      $7.00        9.2

       REPORT OF COMPENSATION/STOCK OPTION COMMITTEE OF BOARD OF DIRECTORS

      The Compensation/Stock Option Committee of the Board of Directors (the "Committee") is responsible for review and approval of (i) annual salaries and bonuses for all employees with salaries in excess of $100,000 and (ii) all grants of stock options under the Company's 1996 Stock Option and Performance Award Plan.

      In 1999 the Committee consisted of two members: Peter Barotz and Robert Baruc. The Committee reviewed and approved salaries for executive officers and employees with base salaries in excess of $100,000 and considered the recommendations of management and made final decisions on the stock option repricing and grants issued in 1999.

      In 1999, David L. Gussack, the Company's President, received compensation consisting of a salary of $221,927 plus bonuses totaling $75,133. The bonuses were comprised of (a) $5,769 in company wide holiday bonuses equal to one week's salary; (b) a ten-years-plus award of $3,645 representing one week's salary, which was awarded in March, 1999, to all employees who have worked for the Company for at least ten years; bonuses of $7,010 and $8,762 pursuant to the 1998 executive bonus plan under which bonuses were awarded based on increases in the Company's pre-tax income in the 3rd and 4th quarters of 1998, respectively, over the same periods in 1997, a bonus of $23,024 purusant to the 1999 executive bonus plan under which bonuses were awarded based on the amount by which the Company's pretax income exceeded the Company's forecast in the 1st quarter of 1999 and a bonus of $26,923 in lieu of a retroactive salary increase which was approved by the Board. In addition, Mr. Gussack received other benefits. See "Summary Compensation Table" for the type and amount of these payments. The Committee believes the compensation paid to Mr. Gussack during 1999 was suitable based upon his experience in the bearing industry, the Company's performance, the expansion of his duties in connection with a new joint venture in China and consideration of compensation paid to executives at other companies of comparable size.

      The Committee embraces the policy that compensation should be designed to encourage and reward management and employee efforts to further strengthen the Company's business and financial objectives and to create added value for stockholders. Such a policy helps to achieve the Company's business and financial objectives and also provides the incentive needed to attract and retain well-qualified personnel. The Committee regards the grant of stock options as a key element of this policy.

      In 1999 the Committee approved the repricing of 80,000 and grant of 5,000 non-qualified stock options to Directors, Officers and/or key employees, vesting over a period from 4-7 years. All such options are exercisable for a period of ten years from the date of grant. The 1999 repricing and grants were based upon management's recommendations which took into account each recipient's service to and length of time with the Company. The repricing was meant to revitalize options previously granted but rendered ineffective as a result of a decline in the market price of the Company's stock. The Committee views the grant of stock options as both a reward for past performance and an incentive for future performance.

The Compensation Committee:

Robert Baruc
Peter Barotz


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

                     COMPARISON OF TOTAL STOCKHOLDER RETURN

   The Company is required to include in this Proxy Statement a line-graph presentation comparing cumulative shareholder returns with the Nasdaq Composite Index and an index of companies selected by the Company. The graph below sets forth information on shareholder return for the period from February 10, 1997, the date of the Company's initial public offering to January 1, 2000. The graph includes lines showing returns for the peer group used this year ("Peer Group Index"), as required by SEC rules

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                          AMONG GENERAL BEARING CORP.,
                   NASDAQ MARKET INDEX, AND PEER GROUP INDEX

                                [GRAPHIC OMITTED]

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Bankruptcy and Resulting Obligations to World

      In connection with the Company's Plan of Reorganization, approved in 1993, the Company issued to World, which, prior to the Company's initial public offering ("IPO") in February 1997, owned all of the Company's Common Stock, a Secured Note for $2.5 million, an Installment Note for $750,000, and 1,000 shares of Common Stock (3,000,000 shares after giving effect to the 3000-for-one stock split effective October 10, 1996) in exchange for the discharge of an obligation World had acquired for approximately $2.0 million from Wells Fargo, which provided financing for the purchase by the Company in March 1987 of Hyatt and for working capital. Interest on the Secured Note accrues annually but is only payable with respect to any fiscal year to the extent the Company's net income exceeds $400,000. The Company made a payment of $1.5 million in 1997 against the $2.5 million Secured Note. The $1 million balance was settled in 1998 ($150,000 cash payment and $850,000 offset against accounts receivable from World). The balance of $250,000 on the $750,000 Installment Note was paid in 1998.

Leases with Realty

      The Company leases a facility located at West Nyack, New York comprising 189,833 square feet owned by Gussack Realty Company, a New York partnership ("Realty"), whose partners include Seymour I. Gussack, David L. Gussack and Nina
M. Gussack, each a member of the Board of Directors of the Company. The Company and Realty entered into the Lease effective as of November 1, 1996, which provides for an initial term expiring on October 31, 2003, renewable at the option of the Company for an additional six year term. The Company initially paid rent of $4.81 per square foot (or $913,000) annually, payable in monthly rent payments of $76,000. The Lease provides for an increase every other year to the greater of: (i) 106% of the preceding year's rent; or (ii) the preceding year's rent multiplied by a fraction the numerator of which is the CPI for the area including Rockland County or, if no such index is published, for Northern New Jersey in effect 90 days prior to November 1 of the new rent year and the denominator of which is the CPI in effect 90 days prior to November 1 of the preceding year. The November 1998 increase amounted to 6% of the preceding year, resulting in rent of $5.0986 per square foot (or $968,000) annually effective through October 31, 2000.

      The Company is the guarantor with respect to a mortgage loan in the current principal amount of $398,711 from the Job Development Authority of Rockland County and a mortgage loan in the current principal amount of $262,500 from the Industrial Development Authority of Rockland County on the property in Blauvelt, New York. These mortgage loans were created for the purpose of building a facility in 1983 which the Company subsequently occupied until 1996.

SUBLEASES TO WMW MACHINERY CO. AND WORLD

      The Company currently subleases 30,949 square feet and 5,500 square feet at the West Nyack facility to WMW Machinery Co., a subsidiary of World, and World, respectively, pursuant to subleases in each case effective November 1, 1996. The subleases are coterminous with the Lease. The sublease with WMW Machinery Co. provided for rent of $5.50 per square foot or $170,000 per year until November 1998, payable to the Company in equal monthly installments. The sublease with World provided for rent of $33,000 per year until November 1998, payable to the Company in equal monthly installments. Each sublease provides for an increase in rent every other year to the greater of: (i) 106% of the preceding year's rent; or (ii) the preceding year's rent multiplied by a fraction the numerator of which is the CPI in effect 90 days prior to November 1 of the next rent year and the denominator of which is the CPI in effect 90 days prior to November 1 of the preceding year. The November 1998 rent increase amounted to 6% of the preceding year, or $180,000 and $35,000 annually to WMW Machinery Co., Inc. and World, respectively through October 2000. The subleases with WMW Machinery Co., Inc. and World expire on October 31, 2003.

OTHER TRANSACTIONS WITH WORLD AND WORLD AFFILIATES

      The Company made payments for and advances to World, World subsidiaries and joint ventures and certain affiliates for payroll, benefits and other expenses. Such payments aggregated approximately $947,000 for 1999. The advances bear interest at the rate of 8% per annum which is accrued monthly. In certain cases, the obligation to repay advances made by the Company were satisfied by offsetting the price of bearings or bearing products purchased from joint ventures obligated to the Company. The Company's purchases from World affiliates aggregated $3.5 million for 1999. The Company anticipates that it will continue to purchase bearings from joint ventures in which World has an interest and to make advances to or for the benefit of World and such joint ventures for the payment of their expenses related to the supply of products to the Company. These advances either have or will be repaid by World or the joint venture or will be offset against the price of bearings purchased by the Company.

      In 1997, World also granted options to the Company, exercisable prior to December 31, 1999, to purchase from World its interest in two joint ventures, Rockland Manufacturing Company and Wafangdian General Bearing Co., Inc. ("WGBC") for $400,000 and $846,000 (subject to adjustment based on change in accounts payable by WGBC to World), respectively. These amounts represent the estimated capital contributions, advances for administrative expenses and other costs paid by World with respect to such ventures prior to January 2, 1999; plus any additional capital contributions made and administrative expenses incurred on behalf of the joint venture by World after such date. The Company did not exercise the options.

TAX SHARING AGREEMENT

      The Company has been included in the consolidated federal income tax returns filed by World during all periods in which it was a wholly-owned subsidiary of World ("Affiliation Years"). After completion of the IPO, the Company ceased to be included in the consolidated federal income tax returns filed by World and has filed on a separate basis. As a result, the Company and World have entered into an agreement ("Tax Sharing Agreement") providing for the manner of determining payments with respect to federal income tax liabilities and benefits arising during the Affiliation Years. Under the Tax Sharing Agreement, the Company has paid, or will pay, to World an amount equal to the Company's share of World's consolidated federal income tax liability, generally determined on a separate return basis, for the tax years which have ended and the portion of the tax year preceding consummation of the IPO, and World will pay the Company for the use of the Company's losses, and credits arising in such periods, in each case net of any amounts theretofore paid or credited by World or the Company to the other with respect thereto. In the event that World's consolidated federal income tax liability for any Affiliation Year is adjusted upon audit or otherwise, the Company will bear any additional liability or receive any refund which is attributable to adjustments of items of income, deduction, gain, loss or credit of the Company. World shall permit the Company to participate in any audits or litigation with respect to Affiliation Years, at the Company's expense, to the extent that such audit or litigation could result in an indemnification payment from the Company to World.

REGISTRATION RIGHTS AGREEMENT

      World has certain rights with respect to registration under the Securities Act of 1933, as amended (the" Act") of shares of Common Stock owned by it ("Registrable Shares"). Such rights will be exercisable by any person or entity (together with World, "Holders") acquiring Registrable Shares from World, including any option, warrant to purchase, or other security exchangeable for or convertible into Registrable Shares other than pursuant to an effective registration statement under the Act. If the Company proposes to register any securities under the Act (other than a registration on Form S-4 or Form S-8), whether or not for its own account, the Holders are entitled to include Registrable Shares, subject to the right of the managing underwriter of any such offering to exclude, due to market conditions, some or all of such Registrable Shares from such registration. In addition, the Holders have the right to require the Company to prepare and file registration statements under the Act with respect to the Registrable Shares. The right may be requested by any Holder holding Registrable Shares aggregating at least 50,000 shares of the Company's Common Stock outstanding at the date of the Company's IPO. The Company generally is required to bear the expenses (except underwriting discounts and commissions and fees and expenses of separate counsel) of all such registrations, whether or not initiated by any Holder.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Fiscal Year 1999

      During Fiscal 1999, no officer, director or principal shareholder was late in filing any Forms 3 or 4 due.

                                   PROPOSAL II

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The Board of Directors of the Company, on the recommendation of the Audit Committee, has appointed the firm of BDO Seidman, LLP as independent auditors of the Company to audit and report on its consolidated financial statements for the fiscal year ending January 1, 2001 and has determined that it would be desirable to request that the stockholders of the Company ratify such appointment.

      Representatives of BDO Seidman, LLP are expected to attend the Meeting and will be available to respond to appropriate questions. Such representatives will also be given an opportunity to make a statement at the Meeting if they so desire.

      The Board of Directors recommends a vote "FOR" Proposal II.

                                  ANNUAL REPORT

      All stockholders of record as of May 31, 2000 have or are currently being sent a copy of the Company's Annual Report for the fiscal year ended January 1, 2000 (the "Annual Report"), which contains audited financial statements of the Company. The Annual Report is deemed to be a part of the material for the solicitation of proxies.

      THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH BENEFICIAL HOLDER OF RECORD OF ITS COMMON STOCK ON MAY 31, 2000 WHO DID NOT RECEIVE A COPY OF THE COMPANY'S ANNUAL REPORT, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 1, 2000 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. ANY SUCH REQUEST SHOULD BE MADE IN WRITING TO THE SECRETARY, GENERAL BEARING COMPANY, 44 HIGH STREET, WEST NYACK, NEW YORK 10994.

                              STOCKHOLDER PROPOSALS

      Proposals of stockholders intended to be presented at the Company's 2001 Annual Meeting of Stockholders must be received by the Company at the Company's principal executive offices not later than May 26, 2001. All such proposals should be in compliance with all applicable Securities and Exchange Commission regulations.

                                  OTHER MATTERS

      As of the date of this Proxy Statement, the Board of Directors of the Company does not know of any other matter to be brought before the Meeting. However, if any other matter not mentioned in the Proxy Statement is properly brought before the Meeting or any adjournment or adjournments thereof, the persons named in the enclosed Proxy or their substitutes will have discretionary authority to vote proxies given in said form or otherwise act in respect of such matters in accordance with their best judgment.

      All of the costs and expenses in connection with the solicitation of proxies with respect to the matters described herein will be borne by the Company. In addition to solicitation of proxies by use of mails, directors, officers and employees (who will receive no compensation therefor in addition to their regular remuneration) of the Company may solicit the return of proxies by telephone, telegram or personal interview. The Company will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request instructions for voting the proxies. The Company may reimburse such banks, brokerage houses and other custodians, nominees and fiduciaries for their expenses in connection therewith.

      It is important that proxies be returned promptly. Stockholders are therefore urged to fill in, date, sign and return the Proxy immediately. No postage need be affixed if mailed in the enclosed envelope in the United States.

      BY ORDER OF THE BOARD OF DIRECTORS


      DAVID L. GUSSACK
      President